UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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VIASYSTEMS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 7, 2011

Dear Stockholder:

You are cordially invited to attend Viasystems Group, Inc.’s (“Viasystems”) Annual Meeting of Stockholders, which is being held on Tuesday, May 3, 2011, at 7:30 a.m. (local time), at The Ritz-Carlton, St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105.

At this year’s Annual Meeting, you will be asked to (i) elect twelve directors, (ii) ratify the appointment of Ernst & Young LLP as Viasystems’ independent registered public accounting firm for 2011, (iii) conduct an advisory vote on executive compensation, and (iv) conduct an advisory vote on the frequency of future advisory votes on executive compensation.

As owners of Viasystems, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible. Instructions on how to vote are contained herein.

We appreciate your continued support and interest in Viasystems.

Very truly yours,

/s/ David M. Sindelar David M. Sindelar	/s/ Christopher J. Steffen Christopher J. Steffen
Chief Executive Officer	Chairman of the Board

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
OF
VIASYSTEMS GROUP, INC.
A Delaware Corporation

DATE:	May 3, 2011

TIME:	7:30 a.m., local time

PLACE:	The Ritz-Carlton, St. Louis 100 Carondelet Plaza St. Louis, Missouri 63105

ITEMS OF	1. To elect twelve directors to serve until the next annual meeting of stockholders.

BUSINESS:	2. To ratify the appointment of Ernst & Young LLP as Viasystems Group, Inc.’s independent registered public accounting firm for 2011.

3. To conduct an advisory vote on executive compensation.

4. To conduct an advisory vote on the frequency of future advisory votes on executive compensation.

5. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

RECORD DATE:	Holders of record of Viasystems Group, Inc.’s common stock at the close of business on March 4, 2011 are entitled to vote at the meeting.

ANNUAL REPORT:	Viasystems’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, is enclosed. The Annual Report may also be obtained from Viasystems’ website at www.viasystems.com. Stockholders may also obtain, without charge, a copy of the Annual Report by contacting Investor Relations at Viasystems’ headquarters.

PROXY VOTING:	Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “How do I Vote?” on page 4 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so by voting in person at the annual meeting.

Daniel J. Weber
Secretary

March 7, 2011
St. Louis, Missouri

WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have any questions about the 2011 Annual Meeting of Stockholders, need assistance in voting your shares, or would like additional copies of this proxy statement or Viasystems’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, you should contact:

Viasystems Group, Inc.
101 South Hanley Road
St. Louis, Missouri 63105
Attention: Investor Relations
Phone Number: (314) 719-1869

VIASYSTEMS GROUP, INC.
101 SOUTH HANLEY ROAD
ST. LOUIS, MISSOURI 63105

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 3, 2011
7:30 A.M.

THE ANNUAL MEETING AND VOTING—QUESTIONS AND ANSWERS

Why did I receive the Notice of Internet Availability of Proxy Materials or this proxy statement?

Viasystems Group, Inc., a Delaware corporation (the “Company” or “Viasystems”), has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies by the board of directors of the Company (the “Board”) for use at the Company’s 2011 Annual Meeting of Stockholders (the “Annual Meeting”), and at any postponement or adjournment of the Annual Meeting. The Company is first making these materials available to stockholders (and is mailing the Notice of Meeting and Internet Availability of Proxy Materials (the “Notice”)) on or about March 18, 2011. The Notice contains instructions on how to access the Company’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “Annual Report”) and vote online. By furnishing the Notice, the Company is lowering the costs and reducing the environmental impact of the Annual Meeting.

The Company intends to start mailing a paper or electronic copy of its proxy statement and the Annual Report to those stockholders who have requested a paper or electronic copy on or about March 18, 2011.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on May 3, 2011 at 7:30 a.m. (local time), at The Ritz-Carlton, St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105. If you plan to attend the Annual Meeting and have a disability or require special assistance, please contact the Company’s Investor Relations department at (314) 719-1869.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, the stockholders of the Company will consider and vote upon:

1.	The election of twelve directors to serve until the next annual meeting of stockholders.

2.	The ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for 2011.

3.	The advisory vote on executive compensation.

4.	The advisory vote on the frequency of future advisory votes on executive compensation.

5.	Such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board is not aware of any matter that will be presented at the Annual Meeting that is not described above. If any other matter is presented at the Annual Meeting, the persons named as proxies on the enclosed proxy card will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on any such matter.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we sent the Notice to our stockholders of record and beneficial owners as of March 4, 2011 (the “Record Date”). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meeting of stockholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?

If you were a stockholder of the Company at the close of business on the Record Date, you are entitled to notice of, and to vote at, the Annual Meeting. You have one vote for each share of common stock of the Company (“Shares”) you held at the close of business on the Record Date on each matter that is properly submitted to a vote at the Annual Meeting, including Shares:

•	held directly in your name as the stockholder of record, and

•	held for you in an account with a broker, bank or other nominee.

On the Record Date there were 20,392,604 Shares outstanding and entitled to vote at the Annual Meeting. The Shares are the only outstanding class of voting securities of the Company.

Who may attend the Annual Meeting?

Stockholders of record, or their duly authorized proxies, may attend the Annual Meeting. Registration and seating will begin at 7:00 a.m. To gain admittance, you must present valid picture identification, such as a driver’s license or passport. If you hold Shares in “street name” (through a broker, bank or other nominee) and wish to attend the Annual Meeting, you will also need to bring a copy of a brokerage statement (in a name matching your photo identification) reflecting your stock ownership as of the Record Date. If you are a representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are a representative of such stockholder.

Please note that cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

How many Shares must be present to hold the Annual Meeting?

The presence in person or by proxy of holders of a majority of the outstanding Shares entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business. Your Shares are counted as present at the meeting if you:

•	are present in person at the Annual Meeting, or

•	have properly executed and submitted a proxy card, or authorized a proxy over the telephone or the Internet, prior to the Annual Meeting.

Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

If a quorum is not present when the Annual Meeting is convened, the stockholders entitled to vote at the Annual Meeting who are present, in person or by proxy, may adjourn the meeting. If a motion is made to adjourn the Annual Meeting, the persons named as proxies on the enclosed proxy card will have discretion to vote on such adjournment with respect to all Shares for which such persons have voting authority.

What are broker non-votes?

If you have Shares which are held by a broker, you may give the broker voting instructions and the broker must vote as you directed. If you do not give the broker any instructions, the broker may vote at its discretion only on routine matters, such as the ratification of an independent registered public accounting firm. For non-routine matters, such as the election of directors, the broker may NOT vote without instructions from you. Accordingly, a broker non-vote is a vote that could have been cast by a broker on a non-routine matter, but was not cast because the broker did not receive voting instructions from you.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions are also considered Shares entitled to vote at the Annual Meeting. Therefore, abstentions will have the effect of a vote against the ratification of the appointment of Ernst & Young and the advisory vote on executive compensation, but will have no effect on the election of directors or the advisory vote on the frequency of future advisory votes on executive compensation. Unlike abstentions, broker non-votes are not considered entitled to vote and, therefore, will have no effect on the outcome of the various matters to be considered at the Annual Meeting.

How many votes are required to approve each proposal?

Directors will be elected by a plurality of the votes of the holders of Shares entitled to vote who are present in person or by proxy at the Annual Meeting. This means that the twelve nominees who receive the largest number of votes will be elected as directors.

Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2011 requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote who are present in person or by proxy at the Annual Meeting. If the ratification of the appointment of Ernst & Young does not receive the requisite number of votes, the Audit Committee of the Board (the “Audit Committee”) will reconsider its appointment.

Approval of the proposal on executive compensation requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote who are present in person by proxy at the Annual Meeting.

With respect to the proposal on the frequency of future advisory votes on executive compensation, the option of once every year, two years or three years that receives the highest number of votes cast will be determined to be the preferred voting frequency.

How do I vote?

You may vote in person at the Annual Meeting or by proxy. If you attend the Annual Meeting in person, we will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can vote by proxy, by mail or by telephone.

Each Share represented by a properly executed proxy will be voted at the Annual Meeting in accordance with the stockholder’s instructions specified in the proxy, unless such proxy has been revoked. If no instructions are specified, such Shares will be voted FOR the election of each of the nominees for director, FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2011, FOR approval of executive compensation, and EVERY 3 YEARS as the frequency of future advisory votes on executive compensation.

How can I revoke a previously submitted proxy?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. To do so, you may submit a new proxy on a later date using the Internet or telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), sign and return a new proxy card with a later date, or attend the meeting and vote in person. However, your attendance at the Annual Meeting will not revoke your proxy unless you vote at the meeting or specifically request in writing that your prior proxy be revoked.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card from the Company, it means your Shares are not all registered in the same way (for example, some are held in your name and others are held jointly with a spouse) and are in more than one account. Please sign and return all proxy cards you receive to ensure that all Shares held by you are voted.

How does the Board recommend that I vote?

The Board recommends that you vote FOR each of the director nominees, FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2011, FOR approval of executive compensation, and EVERY 3 YEARS as the frequency of future advisory votes on executive compensation.

CORPORATE GOVERNANCE

Viasystems is committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining the Company’s integrity in the marketplace.

Board Leadership Structure and Role in Risk Oversight

We believe that the composition of the Board results in a strong leadership structure for the Company. The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. Pursuant to the Company’s Corporate Governance Guidelines and

Principles (the “Guidelines”), the Board has independent leadership in the form of an independent Chairman. The Board adopted this structure to promote decision-making and governance independent of that of our management and to better perform the Board’s monitoring and evaluation functions. Mr. Steffen has served as the Chairman of the Board since 2003.

The Board has established a policy that its non-employee directors meet regularly in executive session, without members of management present. If any of the non-employee directors do not qualify as an independent director as set forth in the Guidelines, one or more additional executive sessions will be held annually, attended only by independent directors. The independent Chairman presides over the executive sessions.

We believe that the foregoing structure, policies and practices, when combined with the Company’s other governance policies and procedures, provide the best opportunities for oversight, discussion and evaluation of decisions and direction from the Board.

The Board maintains oversight responsibility for the management of the Company’s risks, and oversees an enterprise-wide approach to risk management, designed to provide a holistic view of organizational objectives, including strategic objectives, to improve long-term organizational performance, to prioritize and manage identified risks, and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The Board regularly invites key members of the Company’s management to its meetings in order to inform the Board of any operational and/or financial risks that the Company is facing, and the Board reviews and directs management to address and mitigate such risks. In addition, the Board has designated the Audit Committee as the committee primarily responsible for supervising the establishment and implementation by management of risk management systems and reviewing the effectiveness of those systems. The Company has also adopted a Risk Management Policy that seeks to provide a framework to guide and assist management, under the supervision of the Audit Committee, in mitigating various risks. Our Risk Management Policy requires that the Audit Committee actively monitor the Company’s risk profile and confirm that management has implemented an effective system of internal control. Our Risk Management Policy addresses various types of risk, including enterprise risk, financial risk, operational risk, information technology risk, occupational health and safety risk and sustainability risk. Our Risk Management Policy is available on the Company’s website at www.viasystems.com.

In addition, as part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. The Compensation Committee reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Compensation Committee has determined that the Company does not utilize compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on the Company.

Corporate Governance Policies

In addition to our Certificate of Incorporation and Bylaws, we have adopted the Guidelines, which are posted on our website at www.viasystems.com, to address significant corporate governance matters. The Guidelines provide a framework for the Company’s corporate governance and cover topics including director responsibilities, executive sessions and independent Board leadership, formal evaluation of the Chief Executive Officer, director qualification standards, director orientation and continuing education and committees of the Board. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines and reporting and recommending to the Board any changes to the Guidelines.

The Company has adopted a Supplemental Code of Ethics (the “Supplemental Code”) applicable to its Chief Executive Officer, Chief Financial Officer and other senior officers of the Company and its subsidiaries and affiliates. The Supplemental Code is posted on the Company’s website at www.viasystems.com. The Company intends to post amendments to, and waivers from, the Supplemental Code that require disclosure under applicable SEC rules on its website. In addition, the Company has a Code of Business Conduct (the “Code of Conduct”) applicable to all employees, officers and directors that addresses legal and ethical issues employees may encounter in carrying out their duties and responsibilities. Subject to applicable law, employees are required to report any conduct they believe to be a violation of the Code of Conduct. The Code of Conduct is posted on the Company’s website at www.viasystems.com.

Director Independence

In accordance with the rules of the NASDAQ, the Board makes an annual determination as to the independence of the directors and nominees for election as a director. No director will be deemed to be independent unless the Board affirmatively determines that director has no relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. The Board observes all criteria for independence established by the NASDAQ listing standards and other governing laws and regulations. In addition, the Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including to those set forth in pertinent listing standards of the NASDAQ in effect from time to time. The Company’s policy on director independence is included in the Guidelines and is available on our website at www.viasystems.com.

As a result of its annual review of director independence, the Board has determined that Messrs. Burger, Cummings, McCormick, McGinn, Steffen and Pruellage and Ms. Dyess are independent directors. Messrs. Sindelar and Conlon are not independent because they are employees of the Company. Messrs. Herring and Frank are not independent because each serves as a member of the board of managers of VG Holdings, LLC (“VG Holdings”), which holds approximately 76.3% of the outstanding Shares. Mr. Furst is not independent because he holds a direct or indirect interest in one of the members of VG Holdings, and may be deemed to have voting and dispositive power over any Shares beneficially owned by the member.

In making these determinations, the Board took into account the relationships that Messrs. Burger and Cummings have with the Company that are consistent with the NASDAQ independence standards. With respect to Mr. Burger, the Board considered that Mr. Burger’s employment relationship with Merix Corporation was terminated in connection with our acquisition of Merix Corporation. With respect to Mr. Cummings, the Board considered the fact that Mr. Cummings retired from employment with one of the members of VG Holdings in July 2009 and that entity does not own a majority of the interests in VG Holdings.

Board Meetings and Committees

The Board held six meetings during 2010.  In addition to meetings of the full Board, directors attended meetings of individual Board committees. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she serves with the exception of Messrs. Furst and McGinn. The Company does not have a policy with regard to directors’ attendance at the annual meeting of stockholders. Two directors attended Viasystems’ 2010 annual meeting of stockholders.

The Board has established four standing committees:  the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The Audit, Compensation, Nominating and Corporate Governance and Executive Committees operate under written charters adopted by the Board. All of the committee charters are available on the Company’s website at www.viasystems.com.

Audit Committee.  The Audit Committee assists the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal, ethical and regulatory requirements, (iii) the independence, qualifications, engagement, compensation and performance of our independent registered public accounting firm, (iv) the performance of our internal audit function, (v) our systems of internal control over financial reporting, (vi) risk management and (vii) application of our related person transaction policy. The Audit Committee currently consists of Messrs. McCormick, McGinn, Pruellage and Steffen. The Board has determined that each of the members of our Audit Committee is independent under the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NASDAQ rules. The Board has also determined that Mr. Steffen meets the requirements of an audit committee financial expert. The Audit Committee held four meetings during 2010. A subcommittee of the Audit Committee held one meeting during 2010.

Compensation Committee.  The Compensation Committee (i) reviews and approves the compensation of our executive officers and other key employees, (ii) evaluates the performance of our Chief Executive Officer and oversees the performance evaluation of senior management and (iii) administers and makes recommendations to the Board with respect to incentive-compensation plans, equity-based plans and other compensation benefit plans. The Compensation Committee currently consists of Messrs. Cummings, McGinn and Steffen and Ms. Dyess. The Compensation Committee held six meetings during 2010.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee assists the Board in (i) identifying and recommending candidates to fill vacancies on the Board and for election by the stockholders, (ii) recommending committee assignments for directors to the Board, (iii) monitoring and assessing the performance of the Board and individual non-employee directors, reviewing compensation received by directors for service on the Board and its committees and (iv) developing and recommending to the Board appropriate corporate governance policies, practices and procedures. The Nominating and Corporate Governance Committee currently consists of Messrs. Cummings, McCormick and Steffen and Ms. Dyess. The Nominating and Corporate Governance Committee held three meetings during 2010. The Nominating and Corporate Governance Committee formed a Special Search Committee during its August meeting for the purpose of searching for and evaluating potential nominees to be considered as potential members of the Board. The Special Search Committee consists of Messrs. Cummings and Steffen and Ms. Dyess. The Special Search Committee met two times during 2010.

Executive Committee.  The Executive Committee acts on routine matters of the Board when the Board is not in session. The Executive Committee currently consists of Messrs. Cummings, Furst, Sindelar and Steffen. The Executive Committee held three meetings during 2010.

Director Nomination Process

The Board has a policy of considering director nominees recommended by our stockholders. A stockholder who wishes to recommend a prospective director nominee for the Nominating and Corporate Governance Committee’s consideration can write to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Viasystems Group, Inc., 101 South Hanley Road, St. Louis, Missouri 63105. A stockholder’s notice to the Company to recommend a director nominee must contain the following:

•	the name and address of the stockholder recommending the director candidate;

•	a representation that the stockholder is a holder of record of capital stock of the Company entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

•	a representation as to whether the stockholder intends to be part of a group which intends to deliver a proxy of at least the percentage of the Company’s outstanding capital stock required to approve the nomination or to solicit proxies to do the same;

•	the number of shares of capital stock, derivative instruments, short interests, rights to dividends, proportionate interests in shares and performance-related fees of the Company which are, directly or indirectly, owned beneficially and of record by the stockholder or to which such stockholder is entitled;

•	any proxy, contract, arrangement, understanding, or relationship pursuant to which the stockholder has a right to vote any shares of any security of the Company;

•	a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among the stockholder and any beneficial owner;

•	a written statement by the prospective director nominee consenting to being named in the proxy statement as a nominee and to serving as a director if elected;

•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among the stockholder and the proposed director nominee, and all information that would be required to be disclosed pursuant to Rule 404 under Regulation S-K if the stockholder were the “registrant” and the proposed director nominee were the director or executive officer of such registrant; and

•	all other information relating to the stockholder and the proposed director nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in contested election, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act.

See the section entitled “Stockholder Proposals for Next Annual Meeting” beginning on page 39 of this proxy statement for more information regarding the procedures for submission by a stockholder of a director nominee.

In addition to considering nominees recommended by stockholders, the Nominating and Corporate Governance Committee considers prospective board nominees recommended by current directors, management and other sources. The Nominating and Corporate Governance Committee evaluates all prospective board nominees in the same manner regardless of the source of the recommendation.

The Nominating and Corporate Governance Committee has established criteria and qualification for membership on the Board. In establishing these criteria, the Nominating and Corporate Governance Committee considers diversity in experience an important facet in the overall makeup of the Board. The Nominating and Corporate Governance Committee has considered the diverse experience of the current members of the Board and believes that its goals of attracting and maintaining a Board with diverse experience have been achieved. In evaluating prospective nominees, the Nominating and Corporate Governance Committee also looks for the following minimum qualifications, qualities and skills: integrity, objectivity, sound judgment, and leadership.

Stockholder Communications with the Board

The Guidelines include a policy which permits stockholders and other interested parties to contact any member (or all members) of the Board (including the non-employee directors as a group), any committee of the Board or any chairperson of any committee. If you are a stockholder or interested party and would like to contact the Board, any individual director or any group or committee of directors, you may send correspondence addressed to the Board or any individual director or group or committee of directors by name or title. Correspondence addressed to the non-employee directors as a group should be marked to the attention of the Chairman of the Board. All such correspondence should be sent c/o Corporate Secretary, Viasystems Group, Inc., 101 South Hanley Road, St. Louis, Missouri 63105.

All communications received by the Corporate Secretary will be opened for the sole purpose of determining whether the contents represent a message to the directors of the Company. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the full Board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed. This policy, which is included in the Guidelines, is also posted on the Company’s website at www.viasystems.com.

Posted Documents

You may also obtain a free copy of any of the aforementioned posted documents by sending a letter to the Company’s Investor Relations Department, 101 South Hanley Road, St. Louis, Missouri 63105. Please note that the information on the Company’s website is not incorporated by reference in this proxy statement.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board currently consists of twelve members, seven of whom were members of the Board prior to the consummation of our acquisition of Merix Corporation, three of whom were members of the Merix Corporation board of directors prior to our acquisition of Merix Corporation, and two who have been appointed since we acquired Merix Corporation.

At the Annual Meeting, twelve directors are to be elected to hold office. The nominees for election are Michael D. Burger, Timothy L. Conlon, Robert F. Cummings, Jr., Kirby A. Dyess, Peter Frank, Jack D. Furst, Edward Herring, William C. McCormick, Richard A. McGinn, John K. Pruellage, David M. Sindelar and Christopher J. Steffen.

Pursuant to the Stockholder Agreement between VG Holdings and the Company (the “Stockholder Agreement”), VG Holdings has the right, subject to certain reductions, to designate five individuals to serve on the Board. The five nominees designated by VG Holdings for election at the Annual Meeting are Messrs. Cummings, Frank, Furst, Herring and Steffen. The remaining seven nominees are designated by the Nominating and Corporate Governance Committee. Mr. Pruellage was recommended to the Nominating and Corporate Governance Committee by Mr. Steffen.

Under the Bylaws, each of the Company’s directors is elected to serve at an annual meeting of stockholders and will serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Each nominee has agreed to serve on the Board if elected. If any of the nominees become unable or unwilling to stand for election as a director (an event not now anticipated by the Board), proxies will be voted for a substitute as designated by the Board.

Director Nominees

Michael D. Burger, 52, was appointed as a director in February 2010. Mr. Burger is currently President, Chief Executive Officer and a member of the board of directors of Cascade Microtech, Inc., which provides electrical measurement and semiconductor testing technology. He served as a director, President and Chief Executive Officer of Merix Corporation from April 2007 until February 2010. From November 2004 until joining Merix Corporation, Mr. Burger served as a director and President of the Components Business of Flextronics Corporation, a leading provider of advanced design and electronics manufacturing services to original equipment manufacturers. Prior to Flextronics, from 1999 to November 2004, Mr. Burger was employed by ZiLOG, Inc., a supplier of devices for embedded control and communications applications. From May 2002 until November 2004, Mr. Burger served as ZiLOG’s President and a member of its board of directors.

Mr. Burger’s experience as former Chief Executive Officer of a global printed circuit board manufacturer and his experience with other electronic manufacturers makes him a valued member of the Board.

Timothy L. Conlon, 59, has been a director, President and Chief Operating Officer of the Company since October 1998. Prior to joining the Company, Mr. Conlon was President and Chief Operating Officer of Berg Electronics Corp. from January 1997 through October 1998. Mr. Conlon also served as Executive Vice President and Chief Operating Officer of Berg Electronics Group, Inc., a wholly-owned subsidiary of Berg Electronics Corp., from October 1993 through January 1997. Mr. Conlon is a member of the board of trustees of Maryville University and an advisor to Celerant Consulting. Mr. Conlon was an executive officer of the Company when we filed a bankruptcy petition in October 2002.

Mr. Conlon’s knowledge of the electronics and information-technology hardware industries and his experience as a leader of global operations qualify him to be a director.

Robert F. Cummings, Jr., 61, has been a director since January 2003. In 2010, Mr. Cummings became Vice Chairman of Investment Banking at JP Morgan Chase & Co. He currently serves as a director of Corning Incorporated and Saratoga Investment Corp. Mr. Cummings joined GSC Group, Inc. (“GSC”), a privately held money management firm, in 2002 where he served as Senior Managing Director until he retired in July 2009. GSC filed for Chapter 11 protection in 2010. Mr. Cummings served as a member of the board of directors of RR Donnelley & Sons Company from 2003 to 2007. Before joining GSC, Mr. Cummings was with Goldman, Sachs & Co. for 28 years, where he was a member of the Corporate Finance Department.

Mr. Cummings’ extensive corporate finance experience, both as an investment banker and an investor, provides Mr. Cummings with a wealth of knowledge relevant to the Company and service on the Board.

Kirby A. Dyess, 64, was appointed as a director in February 2010. Ms. Dyess served as a director of Merix Corporation from 2002 until February 2010. She is a principal in her own early stage investment firm, Austin Capital Management LLC. She served as Vice President of Intel Corporation and Director of Operations for Intel Capital from April 2001 until her retirement in December 2002. She served as Vice President and Director of New Business Development of Intel Corporation from January 1997 to April 2001 and was Corporate Vice President and Director of Human Resources worldwide from 1993 to 1996. Ms. Dyess also serves on the boards of directors of Portland General Electric and Itron, Inc., as well as privately held companies Prolifiq Software, Inc. and Compli, Inc.

Ms. Dyess’ experience directing Intel’s private equity investments in technology companies and her experience as a global human resources executive are strong qualifications for membership on the Board.

Peter Frank, 63, was appointed as a director in April 2010. Mr. Frank joined GSC in 2001 and currently serves as President and Senior Managing Director. In addition, Mr. Frank is a member of the investment committees for GSC’s Recovery Funds, European Corporate Debt and European Mezzanine Funds. From 2005 until 2008, he served as the Senior Operating Executive for GSC’s Recovery Funds. GSC filed for Chapter 11 bankruptcy protection in 2010. Prior to 2001, Mr. Frank was the Chief Executive Officer of Ten Hoeve Bros., Inc. and was an investment banker at Goldman, Sachs & Co. He serves on the boards of directors of several privately held companies, including as Chairman of the boards of directors of Kolmar Labs Group, Inc., Scovill Fasteners Inc. and Worldtex, Inc.

Mr. Frank’s private equity, investment banking and capital markets experience coupled with his active oversight experience with other companies as a chairman and member of the board of directors qualify him to serve on the Board.

Jack D. Furst, 52, was a director of the Company from 1996 to February 2003 and resumed his position as a director of the Company in February 2005. Mr. Furst has been affiliated with HM Capital Partners LLC (“HM Capital”), a private equity firm, since 1989, the year in which it was formed (as Hicks, Muse, Tate & Furst, Incorporated). Until 2008, he was a Partner in HM Capital and was involved in all aspects of the firm’s business, including originating, structuring and monitoring HM Capital’s investments. Mr. Furst has over 20 years of experience in leveraged acquisitions and private investments. Prior to joining HM Capital, Mr. Furst served as a Vice President and subsequently a Partner of Hicks & Haas from 1987 to 1989. From 1984 to 1986, Mr. Furst was a merger and acquisitions/corporate finance specialist for The First Boston Corporation in New York. Before joining First Boston, Mr. Furst was a Financial Consultant at PricewaterhouseCoopers. Mr. Furst has served as a member of the boards of directors of Activant Solutions, Inc., Home Interior and Gifts, Inc. and Regency Energy Partners in the

previous five years. In addition, Mr. Furst served as a director of the Company when we filed a bankruptcy petition in October 2002.

Mr. Furst has been engaged with the Company since its inception in 1996 and has extensive experience with several manufacturers of electronic components which allow him to provide us a unique breadth of knowledge in the industry and of the Company. In addition, Mr. Furst has extensive capital markets experience, including mergers and acquisitions and private-to-public transitions, which is a valuable qualification for service on the Board.

Edward Herring, 40, has been a director since August 2006. Mr. Herring is a Partner at HM Capital, which he joined in 1998. Mr. Herring currently serves as a director of several privately held companies, including BlackBrush Oil & Gas, L.P., TexStar Midstream Services, LP, TriDimension Energy, LP, Swett & Crawford Group Inc. and Advanced H2O LLC, and is on the executive board of Capital for Kids. Mr. Herring previously served as a director of Regency Energy Partners LC and Swift & Company. From 1996 to 1998, Mr. Herring attended Harvard Business School and earned a Masters in Business Administration degree. From 1993 to 1996 Mr. Herring was an investment banker with Goldman, Sachs & Co.

Mr. Herring has a long history of involvement with the Company and has a great understanding of the electronics industry. In addition, Mr. Herring’s private equity, investment banking and capital markets experience qualify him to serve as a director of the Company.

William C. McCormick, 77, was appointed as a director in February 2010. He served as a director of Merix Corporation from 1997 until February 2010 and as Chairman of the board of directors of Merix Corporation from 2007 until February 2010. Mr. McCormick currently serves on the boards of several privately held companies, including the Advisory Board of Aequitas Capital Management and as Vice Chairman of the board of directors of UCA Holdings, Inc. Mr. McCormick served on the board of directors of EnergyConnect Group, Inc. (formerly Microfield Group, Inc.) from 2004 until 2010, including as Chairman from 2006 to 2010. Mr. McCormick served as Chairman of the board of Precision Castparts Corp. from October 1994 until his retirement in 2003 where he was also Chief Executive Officer from August 1991 until retiring from that position in August 2002.

Mr. McCormick’s experience as Chairman of the board of directors of Merix Corporation and as Chairman and Chief Executive Officer of Precision Castparts Corp. are strong qualifications for his service on the Board.

Richard A. McGinn, 64, has been a director since January 2003. Mr. McGinn is currently a director of American Express Company and Verifone Holdings. Mr. McGinn has been a General Partner at RRE Ventures, LLC, a private company that invests in entrepreneurial information technology companies, since August 2001. From 1997 to October 2000, Mr. McGinn served as Chief Executive Officer of Lucent Technologies, Inc. From 1996 to 1997, Mr. McGinn served as President of Lucent Technologies, Inc.

Mr. McGinn’s experience as a Chief Executive Officer of Lucent Technologies, Inc. and his knowledge of the communications and information technology industries are valuable qualifications for his membership on the Board.

John K. Pruellage, 70, has been a director since February 2011. Mr. Pruellage is currently a Member and Chairman of the law firm Lewis, Rice & Fingersh, L.C. and has been practicing law for over 30 years. Mr. Pruellage is a member of several boards of directors including Banterra Corporation and Fred Weber Corporation. He is Chairman of the board of trustees of Saint Louis University and a member of the boards of trustees of the United Way of St. Louis and the St. Louis Zoo Foundation. He also serves on the boards of directors of the Regional Business Council and the Boy Scouts of America Greater St. Louis Area Council.

Mr. Pruellage’s extensive experience as a corporate attorney and an advisor to publicly-traded companies are valuable qualifications for membership on the Board.

David M. Sindelar, 53, has been a director since August 2001 and Chief Executive Officer of the Company since July 2001. He also served as our Senior Vice President and Chief Financial Officer from January 1997 through June 2001. Previously, Mr. Sindelar served as Chief Executive Officer of International Wire Group, Inc. and LLS Corp. He also served as Senior Vice President and Chief Financial Officer of Berg Electronics Corp. Mr. Sindelar is a member of the board of trustees of Saint Louis University and is Chairman of the board of directors of St. Anthony’s Medical Center. Mr. Sindelar served as the Chief Executive Officer of the Company when we filed a bankruptcy petition in October 2002. In addition, Mr. Sindelar served as a member of the board of directors of International Wire Group, Inc. and as a director, Senior Vice President, Chief Financial Officer and Chief Executive Officer of LLS Corporation. Each of International Wire Group, Inc. and LLS Corporation and certain of its subsidiaries filed a bankruptcy petition in the previous ten years.

Mr. Sindelar’s experience as Chief Executive Officer and Chief Financial Officer of this and other companies in the electronics industry are valuable qualifications for his role on the Board.

Christopher J. Steffen, 69, has been Chairman of the Board since December 2003 and a director since October 2003. Mr. Steffen currently serves as a director of W. R. Grace & Co. and Accelrys, Inc. Mr. Steffen has been an advisor to Wall Street Management and Capital, Inc., a boutique business financial advisory firm, since 2002. From 1993 to 1996, Mr. Steffen served as the Vice Chairman and director of Citicorp and its principal subsidiary, Citibank, N.A. In 1993, Mr. Steffen served as Senior Vice President and Chief Financial Officer of Eastman Kodak. From 1989 to 1993, Mr. Steffen served as Executive Vice President and Chief Financial and Administrative Officer and director of Honeywell, Inc. Mr. Steffen previously served as a Chairman of the board of directors of Veltri Metal Products, Inc.

Mr. Steffen is well qualified to serve as Chairman of the Board because of his depth of management experience with global manufacturing companies, his experience as a Chief Financial Officer of Honeywell, Inc., and his board experience with large-cap and small-cap companies. As an independent director and non-executive Chairman of the Board, Mr. Steffen promotes discussion, provides effective leadership and maintains a sense of urgency about achieving our goals.

Required Vote

Directors will be elected by a plurality of the votes of the holders of Shares entitled to vote who are present in person or by proxy at the Annual Meeting. This means that the twelve nominees who receive the largest number of votes will be elected as directors.

Recommendation of the Board

The Board unanimously recommends a vote FOR election of each of these nominees.

MANAGEMENT

The following table sets forth the names, ages and positions, as of March 4, 2011, of each of our current executive officers. All executive officers are appointed by the Board and serve at their pleasure.

Name	Age	Position

David M. Sindelar	53	Chief Executive Officer and Director
Timothy L. Conlon	59	President, Chief Operating Officer and Director
Gerald G. Sax	50	Senior Vice President and Chief Financial Officer
Brian W. Barber	55	Senior Vice President Operations-Printed Circuit Board & Supply Chain Management
Richard B. Kampf	55	Senior Vice President Sales and Marketing

Biographies of our executive officers who also serve as directors can be found in the section entitled “Proposal 1: Election of Directors” beginning on page 10 of this proxy statement.

Gerald G. Sax has been the Senior Vice President and Chief Financial Officer of the Company since August 2005. Mr. Sax served as Senior Vice President-Supply Chain from February 2003 to August 2005. He also served as our Senior Vice President-Europe from July 1999 to January 2003. Mr. Sax joined us in November 1998, in the position of Vice President-Corporate Controller. Prior to joining us, Mr. Sax was Vice President-Corporate Controller for Berg Electronics Corp. from September 1995 to October 1998.

Brian W. Barber has been the Senior Vice President Operations Printed Circuit Board & Supply Chain Management of Viasystems since December 2007. From November 2000 to December 2007, Mr. Barber was Vice President Operations Printed Circuit Board/Electro-mechanical, Americas, and from January 2000 to October 2000, Mr. Barber was Vice President Printed Circuit Board Operations. Prior to joining Viasystems in 2000, Mr. Barber had been employed by Hadco Corporation since 1982 serving as Vice President and Business Unit Manager of their high technology operation.

Richard B. Kampf has been the Senior Vice President of Sales & Marketing since December 2007. From November 2002 to December 2007, Mr. Kampf was Vice President of Sales & Marketing, and from March 2000 to October 2002, Mr. Kampf was Vice President of Sales & Marketing for Viasystems Printed Circuit Board, Americas. Mr. Kampf joined us in April 1999, as Director of Sales for the Americas with over 18 years of experience in the electronics industry with companies such as Marshall Industries, where he was Vice President of Sales, and Thomas & Betts Corporation, where he was Vice President of Sales & Marketing.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the proxy statement describes our current and past compensation philosophies, policies and programs with respect to the compensation of our named executive officers, which are our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for 2010.

When reviewing this discussion, it is important to note that during 2010 we became a publicly traded company with a reconstituted board of directors, as a result of the consummation of the acquisition of Merix Corporation on February 16, 2010. While 2010 compensation reflects decisions made by the Compensation Committee, the Compensation Committee is continuing to evaluate the Company’s compensation program and may further modify elements of the program as it determines appropriate to support the Company’s compensation philosophy and objectives, as well as its cost structure, as a public company.

Compensation Philosophy and Objectives

The compensation programs are designed to remunerate executives in accordance with a pay-for-performance philosophy. As such, the compensation programs are intended to provide incentive to our executives and other employees to maximize stockholder value, which in turn affects the overall compensation earned by our management.

The Compensation Committee has adopted compensation programs designed to achieve the following key objectives:

•	attract, motivate and retain superior talent;

•	encourage high performance and promote accountability;

•	ensure that compensation is commensurate with our annual performance; and

•	provide performance awards for the achievement of financial and operational targets and strategic objectives that are critical to our long-term growth.

Compensation Committee’s Role in Establishing Compensation

The Compensation Committee administers our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefit plans and policies, administer our equity-based plans, and review and approve annually all compensation decisions relating to our senior executive officers. The Compensation Committee regularly reviews all of our compensation policies, including policies and strategy relating to executive recruitment, retention and compensation, as well as the appropriate mix of base salary, short-term cash-based incentive compensation and long-term incentive compensation for our senior executives. The Compensation Committee also reviews and approves all elements of compensation for each of our named executive officers, including the Chief Executive Officer, taking into consideration our performance, the performance of each respective internal organization for which the executive is responsible, as well as information regarding compensation levels for senior executives in our comparator group described below.

Management’s Role in Establishing Compensation

Our Chief Executive Officer makes compensation recommendations to the Compensation Committee on all named executive officers (other than himself) based on information he gathers including industry resources, benchmark data and other peer compensation information gathered in response to requests from the Compensation Committee. Notwithstanding the input from the Chief Executive Officer and his recommendations, the

Compensation Committee ultimately determines the compensation of our named executive officers during their meetings in executive session, without any members of management present. In addition, based on the policies and strategies set by the Compensation Committee, our Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer set salaries and incentive compensation opportunities for the respective employees who report to them. In addition, the Chief Executive Officer submits recommendations to the Compensation Committee with respect to stock option and restricted stock awards for all of our employees.

Advisor to the Compensation Committee

The Compensation Committee has the ability to engage the services of an outside consultant if and when it believes it would be effective to do so. In July 2009, the Compensation Committee selected Mercer LLC (“Mercer”) as its executive compensation advisor. For 2010, Mercer advised the committee with respect to its compensation decisions for all of our executive officers and directors, including the Chief Executive Officer. Mercer reported directly to the Compensation Committee and only provided services that were requested and authorized by the Compensation Committee.

Review of Compensation Program

In developing an annual compensation program for our executive officers, the Compensation Committee considers each executive’s historical individual performance, our overall performance, the level of responsibility managed by each executive, the skills and experience of each executive, and other performance-based measures. The Compensation Committee also considers market data to evaluate whether changes to the compensation program and pay levels of our executive officers may be appropriate.

The Compensation Committee does not have any formal policies or guidelines for allocating compensation between long-term and short-term compensation or among the different forms of compensation. This is due to the Compensation Committee’s desire to maintain flexibility to tailor executive compensation and to attract and retain top-flight executives.

Benchmarking and Comparator Group

In February 2010, the Compensation Committee reviewed a compensation study for senior executives of similarly situated companies prepared by Mercer in September 2009, which included an analysis of a peer group of companies’ senior executive compensation. The following companies comprised the 2010 comparator group of 15 publicly-traded companies specific to our industry with similar annual revenues:

• Altera Corporation	• Methode Electronics, Inc.
• Brady Corporation	• Microsemi Corporation
• CTS Corporation	• National Semiconductor Corporation
• Cypress Semiconductor Corporation	• Plexus Corp.
• Gentek Inc.	• TTM Technologies, Inc.
• Intersil Corporation	• UTStarcom, Inc.
• MEMC Electronic Materials, Inc.	• Xilinx, Inc.

2010 Compensation Program

The Compensation Committee established individual executive compensation for 2010 at levels the Compensation Committee believed were comparable with executives in other companies of similar size and stage of development, operating in similar markets, taking into account our performance and strategic goals. To evaluate proposed base salary changes and incentive award opportunities for 2010, the Compensation Committee reviewed the Mercer survey which summarized compensation data from the comparator group. Based on this review, the Compensation Committee determined at that time that the cash compensation (base salary and short-

term incentives) paid to each of our named executive officers was above the market median range of the senior executives of companies in the comparator group. As a result, the Compensation Committee did not change base salary for any of the executive officers for 2010.

In establishing 2010 compensation for our Chief Executive Officer, the Compensation Committee determined that the incentives provided to him should include both non-equity, cash-based incentive opportunities conditioned upon the achievement of our financial performance goals as measured by Adjusted EBITDA and other quantifiable metrics, as well as certain other defined “management by objective” goals, and long-term incentive compensation in the form of stock options and restricted stock, so that his interests are tied closely with those of the stockholders of the Company to maximize the value of the enterprise.

Elements of Our 2010 Executive Compensation Program

In 2010, the total compensation of our executive officers was comprised of all of the following:

•	base salary;

•	annual incentive compensation;

•	long-term equity-based incentives awards;

•	employee benefits and perquisites; and

•	severance benefits.

Base Salary.  Base salaries provide executives with a predictable level of income. The Compensation Committee generally establishes base salaries for executives after consideration of the following criteria: (i) the scope of their responsibilities, (ii) level of experience and individual performance, (iii) external competitiveness, and (iv) internal fairness considerations. The goal for the base salary component of our executives is to compensate them at a level that approximates the median salaries of individuals in comparable positions at companies in the comparator group. Base salaries of the named executive officers are reviewed annually by the Compensation Committee and may be adjusted from time to time at the Compensation Committee’s discretion. As noted above, the Compensation Committee did not change base salary for any of the named executive officers for 2010.

Annual Incentive Compensation Plan.  Our Annual Incentive Compensation Plan (“AICP”) is designed to motivate executives to achieve individual and business unit performance objectives. In May 2010, the Compensation Committee established target awards under our AICP for each of our executive officers. Target incentive compensation opportunities for each executive were established as a percentage of each individual’s base salary. The awards to our executive officers were subject to achievement of Company financial and operational objectives and individual performance goals.

For 2010, the Compensation Committee selected “Adjusted EBITDA” as the quantitative measurement of the Company’s performance for the AICP. The Compensation Committee selected this measure because it facilitates performance comparisons from period to period and company to company by excluding from the calculation of earnings before interest, taxes, depreciation and amortization (“EBITDA”) certain expenses which the Compensation Committee believes are not indicative of the Company’s ongoing operating results or which do not impact future operating cash flows. The adjustments to EBITDA to arrive at Adjusted EBITDA include (i) restructuring and impairment charges—which consist primarily of facility closures and other headcount reductions; (ii) stock compensation expense—which consists of non-cash charges associated with recognizing the fair value of stock options and restricted stock awards granted to employees and directors; and (iii) costs related to business combinations—which consist primarily of professional fees and other non-recurring costs and expenses related to the acquisition of Merix Corporation. Adjusted EBITDA is not a recognized financial measure under U.S. generally accepted accounting principles and does not purport to be an alternative to operating income or an indicator of operating performance. In accordance with past practice, the Compensation Committee also set the nonquantitative definitive goals for each of the named executive officers, which must be achieved in order for the executive to achieve his target incentive opportunity compensation. In addition, in 2010, the Compensation Committee determined that in order for the named executive officers to achieve their target incentive compensation opportunity, the Company must achieve cost synergy savings of $20 million as a result of the acquisition of Merix Corporation through the elimination of redundant costs borne separately by the Company and Merix Corporation and through the sharing of best practices employed by both companies. The Compensation Committee determined that the performance measures should be weighted 75% for the Company’s financial performance as compared to the Adjusted EBITDA target set by the Compensation Committee, 15% for the achievement of individual nonquantitative goals and 10% for achievement of $20 million of synergy savings. The Compensation Committee created a formula for a graduated scale of projected incentive payments that would be made to the AICP participants based on the Adjusted EBITDA target that was achieved. The graduated scale, as set out below, allows the Compensation Committee to calculate the incentive compensation that is to be paid pursuant to our AICP as a function of Adjusted EBITDA. The Adjusted EBITDA target for 2010 of $102.0 million was set by the Compensation Committee at an aggressive growth level while still in line with our AICP. The following table demonstrates the potential percentage of the incentive compensation opportunity that each named executive officer would have been paid based on achievement of certain levels of Adjusted EBITDA for 2010.

					Named Executive
			Named Executive	Named Executive	Officer Bonus
Adjusted EBITDA	% of Adjusted		Officer Bonus	Officer Bonus	Based on
Performance	EBITDA Target	Named Executive	Based on	Based on	Achieving Synergy
($ in millions)	Achieved	Officer Bonus	Adjusted EBITDA	Individual Goals	Savings

Below $81.6	Below 80%	0%	0.00%	15.00%	10.00%
86.7	85	25	18.75	15.00	10.00
91.8	90	50	37.50	15.00	10.00
96.9	95	75	56.25	15.00	10.00
102.0	100	100	75.00	15.00	10.00
107.1	105	125	105.00	15.00	10.00
112.2	110	150	125.00	15.00	10.00
117.3	115	175	150.00	15.00	10.00
122.4	120	200	175.00	15.00	10.00

In February 2011, the Compensation Committee determined that each named executive officer had achieved their nonquantitative goals and that the Company had achieved the goal of $20 million in synergy savings from the acquisition of Merix Corporation. Due to the fact that the Company’s Adjusted EBITDA performed exceeded $122.4 million for 2010, or more than 120% of the stated target goal of $102.0 million, the maximum bonus payout of 200% of each individual’s target compensation under the AICP was paid to each executive officer.

The following table sets forth the target awards and actual payouts based on performance achieved under the Annual Incentive Plan, as a percentage of base salary, and the actual payout in dollar amount for each of our named executive officers.

	Target Annual
	Incentive Award	Actual Payout
Name	(% of base salary)	(% of base salary)	Actual Payout

David M. Sindelar	100%	200%	$1,840,000
Timothy L. Conlon	100%	200%	$1,100,000
Gerald G. Sax	65%	130%	$468,000
Brian W. Barber	65%	130%	$400,010
Richard B. Kampf	65%	130%	$398,880

Equity Incentive Awards.  The Compensation Committee oversees the administration of our 2003 Stock Option Plan (the “2003 Plan”) and our 2010 Equity Incentive Plan (the “2010 Plan”). The Compensation Committee awards equity incentive grants to qualifying employees at its discretion, but typically the grants are made at the commencement of employment and then annually thereafter. The Compensation Committee uses equity incentive as our primary long-term incentives vehicle because:

•	equity incentives and the related vesting period help attract and retain executives;

•	the value received by the recipient of a equity incentives is based on the growth of our enterprise value; and

•	equity incentives help to provide a balance to the overall executive compensation program as base salary and the AICP focus on short-term compensation, while stock options reward executives for increases in our overall enterprise value.

In determining the number and type of equity incentives to be granted to executives, the Compensation Committee takes into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, and the value of the stock options in relation to other elements of the individual executives’ total compensation. In addition, the Compensation Committee has historically considered the recommendations of our Chief Executive Officer.

In February 2010, the Compensation Committee determined the overall senior executive compensation packages were adequate as compared with our peers, but the Compensation Committee recognized that the long-term incentive awards granted to all of our named executive officers were below the median range. As a result, the Compensation Committee considered the appropriate manner and amount of long term incentive based compensation to provide to the Company’s executive officers under the 2010 Plan and made awards of restricted stock and stock options to our executive officers. The Compensation Committee believes that a combination of awards of restricted stock and stock options serves to further align the interests of our executive officers and stockholders.

The following table sets forth the number of shares of restricted stock and stock options awarded to each named executive officer:

	Number of Shares of	Number of
Name	Restricted Stock	Stock Options

David M. Sindelar	63,985	239,945
Timothy L. Conlon	45,704	114,260
Gerald G. Sax	34,278	85,695
Brian W. Barber	17,139	42,847
Richard B. Kampf	17,139	42,847

The awards of restricted stock vest on June 23, 2013.  One-third of the stock options vest on May 11, 2011 and the remaining two-thirds vest in equal, quarterly installments thereafter. For additional information regarding these awards see “Executive Compensation—2010 Grants of Plan Based Awards” and “Executive Compensation—2010 Outstanding Equity Awards At Fiscal Year End.”

Employee Benefits.  All of our executives are eligible to participate in various benefit plans available generally to our U.S.-based employees, such as medical, dental, vision, long-term and short-term disability, and life insurance. We also offer to executive officers additional perquisites and benefits, such as club dues, paid transportation and parking costs reflected in the All Other Compensation column of the Summary Compensation Table for the named executive officers. Each of the employment agreements with Messrs. Sindelar, Conlon and Sax contain provisions that require us to pay all medical expenses for them for the remainder of their lifetime and the lifetime of their spouse, subject to certain conditions contained in their respective agreements. See “Executive Compensation—Employment Agreements” for more information. The Compensation Committee believes these benefits and perquisites are reasonable and consistent with our overall compensation program to better enable us to attract and retain executive talent to key positions.

Additionally, all domestic employees may participate in our 401(k) Retirement Savings Plan (the “401(k) Plan”). All eligible full-time and part-time employees who meet certain age and service requirements may participate. For the year 2010, we made matching contributions to the 401(k) Plan equal to 50% of the first six percent of each participating employee’s contribution, up to the lesser of three percent of each participant’s annual eligible compensation or, for 2010, $7,350. In 2010, all of the named executive officers participated in the 401(k) Plan.

Employment and Severance Benefits.  We have entered into an employment agreement with each of our named executive officers. These agreements provide for a minimum annual base salary and an annual cash-based incentive compensation opportunity of up to a specified percentage of the executive’s annual base salary, as well as other perquisites and benefits. Entering into such agreements serves to attract and retain talent at the executive level. For additional information about the terms of these employment agreements, see “Executive Compensation—Employment Agreements.” For additional information about the severance benefits provided under these employment agreements, see “Executive Compensation—Employment Agreements” and “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Additionally, the award agreements related to outstanding stock options and restricted stock granted to our named executive officers include accelerated vesting provisions that are triggered in the event of a change in control. For additional information about these provisions, see “Executive Compensation—2010 Equity Incentive Plan” and “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and those discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
  Richard A. McGinn (Chairman)
  Robert F. Cummings, Jr.
  Kirby A. Dyess
  Christopher J. Steffen

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ended December 31, 2010, 2009 and 2008, by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

						Nonequity
Name and Principal	Fiscal			Stock	Option	Incentive Plan	All Other
Position	Year	Salary	Bonus (1)	Awards (2)	Awards (2)	Compensation (3)	Compensation (4)	Total

David M. Sindelar,	2010	$920,000	$—	$1,063,431	$2,582,168	$1,840,000	$132,332	$6,537,931
Chief Executive	2009	920,000	126,500	—	—	333,500	136,795	1,516,795
Officer	2008	920,000	506,000	—	—	—	133,252	1,559,252

Timothy L. Conlon,	2010	$550,000	$—	$759,600	$1,229,609	$1,100,000	$979,647	$4,618,856
President and Chief	2009	550,000	75,625	—	—	199,375	735,401	1,560,401
Operating Officer	2008	550,000	302,500	—	—	—	661,539	1,514,039

Gerald G. Sax,	2010	$360,000	$—	$569,700	$922,207	$468,000	$44,332	$2,364,239
Sr. Vice President	2009	360,000	32,175	—	—	84,825	36,594	513,594
and Chief Financial	2008	360,000	128,700	—	—	—	70,732	559,432
Officer

Brian W. Barber,	2010	$307,700	$—	$284,850	$461,098	$400,010	$52,247	$1,505,905
Sr. Vice President	2009	307,700	27,500	—	—	72,502	30,684	438,386
Operations PCB &	2008	307,700	110,003	—	—	—	37,387	455,090
Supply Chain
Management

Richard B. Kampf,	2010	$307,600	$—	$284,850	$461,098	$399,880	$30,079	$1,483,507
Sr. Vice President	2009	307,600	27,492	—	—	72,478	25,908	433,478
Sales and	2008	307,600	109,967	—	—	—	25,536	443,103
Marketing

(1)	Represents discretionary bonus awarded by the Compensation Committee.

(2)	Represents the aggregate grant date fair value of the restricted stock and stock option awards granted to our named executive officers in 2010 and prior years. The dollar amounts were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), as required by SEC regulations, and exclude the impact of estimated forfeitures related to service-based vesting conditions. See note 15 to the consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2010, for a description of the assumptions used in determining the accounting expense associated with these awards.

(3)	Represents cash awards under the Company’s annual incentive compensation plan.

(4)	Includes compensation as described under “All Other Compensation” below.

All Other Compensation

The table below sets forth the components of compensation for 2010 included in the All Other Compensation column in the Summary Compensation Table above.

			Life
	Car	401(k)	Insurance	Foreign Tax	Financial	Club	Medical
Name	Allowance (1)	Match	Premiums	Payments (2)	Consulting (3)	Dues (4)	Premiums	Other		Total

David M. Sindelar	$33,994	$7,250	$5,584	$—	$16,986	$30,986	$864	$36,758	(6)	$132,332
Timothy L. Conlon(5)	22,663	7,250	9,087	491,124	23,563	20,536	864	404,560	(7)	979,647
Gerald G. Sax	12,834	7,350	4,479	—	6,398	12,600	671	—		44,332
Brian W. Barber	11,858	6,692	1,915	19,969	10,391	375	1,047	—		52,247
Richard B. Kampf	10,840	7,250	1,915	—	—	9,027	1,047	—		30,079

(1)	Includes tax payments on car allowance as follows: Mr. Sindelar ($16,793), Mr. Conlon ($10,663), Mr. Sax ($6,340), Mr. Barber ($5,858) and Mr. Kampf ($5,355).

(2)	Includes tax payments on foreign tax payments as follows: Mr. Conlon ($12,121) and Mr. Barber ($7,079).

(3)	Includes tax payments for certain financial consulting services as follows: Mr. Sindelar ($6,758), Mr. Conlon ($5,103), Mr. Sax ($2,523) and Mr. Barber ($3,037).

(4)	Includes tax payments for certain club dues as follows: Mr. Sindelar ($10,852), Mr. Conlon ($1,156), Mr. Sax ($4,860) and Mr. Kampf ($3,491).

(5)	All or a substantial portion of the perquisites were paid in Hong Kong dollars at an exchange rate of approximately US$1 to HK$7.80.

(6)	Includes $33,793 for entertainment and $2,965 for continuing education.

(7)	Includes $275,370 for relocation and housing expenses in Hong Kong, $81,453 for entertainment and spousal-related expenses in Hong Kong, and $47,737 for transportation in Hong Kong.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2010, to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.

2010 GRANTS OF PLAN-BASED AWARDS

						All Other	All Other
						Stock	Option		Grant
						Awards:	Awards:	Exercise or	Date Fair
			Estimated Future Payouts Under			Number of	Number of	Base Price	Value of
			Non-Equity Incentive Plan Awards (1)			Shares of	Securities	of Option	Stock and
	Board		Threshold	Target	Maximum	Stock	Underlying	Awards	Option
Name	Action Date	Grant Date	($) (1)	($) (1)	($) (1)	or Units (#) (2)	Options (2)	($/Sh)	Awards ($) (3)

David M. Sindelar	02/08/2010	02/08/2010	—	920,000	1,840,000
	05/11/2010	05/11/2010					239,945	21.88	2,582,168
	05/11/2010	06/23/2010				63,985			1,063,431
Timothy L. Conlon	02/08/2010	02/08/2010	—	550,000	1,100,000
	05/11/2010	05/11/2010					114,260	21.88	1,229,609
	05/11/2010	06/23/2010				45,704			759,600
Gerald G. Sax	02/08/2010	02/08/2010	—	234,000	468,000
	05/11/2010	05/11/2010					85,695	21.88	922,207
	05/11/2010	06/23/2010				34,278			569,700
Brian W. Barber	02/08/2010	02/08/2010	—	200,005	400,010
	05/11/2010	05/11/2010					42,847	21.88	461,098
	05/11/2010	06/23/2010				17,139			284,850
Richard B. Kampf	02/08/2010	02/08/2010	—	199,940	399,880
	05/11/2010	05/11/2010					42,847	21.88	461,098
	05/11/2010	06/23/2010				17,139			284,850

(1)	Represents the potential payout for awards granted under the Company’s Annual Incentive Compensation Plan. These awards were subject to attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis—2010 Compensation Program—Annual Incentive Compensation Plan.” Actual amounts paid under the plan to the named executive officers are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation.”

(2)	Represents restricted stock and stock options awarded under the Company’s 2010 Equity Incentive Plan.

(3)	Represents the aggregate grant date fair value of the restricted stock and stock option awards granted to our named executive officers in 2010. The dollar amounts were computed in accordance with ASC Topic 718. See note 15 to the consolidated financial statements in the company’s annual report on Form 10-K for the year ended December 31, 2010, for a description of the assumptions used in determining the accounting expense associated with these awards.

Employment Agreements

Chief Executive Officer and President and Chief Operating Officer

In 2003, we entered into amended and restated employment agreements with each of Mr. Sindelar and Mr. Conlon. The employment agreements expire upon termination of the executive’s employment either by us or the executive. In the event the agreement is not terminated by us or the executive, the term of the agreement is automatically extended for an additional year every January 31. The agreements provide for annual base salary of not less than $920,000 for Mr. Sindelar and $550,000 for Mr. Conlon, as well as an annual cash-based incentive compensation opportunity of an amount determined by the Compensation Committee in accordance with our AICP. Each executive is also eligible to receive an automobile allowance, lifetime medical benefits for the executive and his spouse, subject to certain exceptions, and other benefits customarily accorded to our executives.

Under the employment agreements, if we terminate the executive without cause or the executive terminates his employment due to death or disability, the executive (or his estate, heirs or beneficiary, as applicable) will be entitled to receive for a period of 18 months following the termination (i) continued payment of his then-current base salary, (ii) an automobile allowance, (iii) benefits customarily afforded to our executives and (iv) for Mr. Sindelar only, his AICP award for a period of 18 months following the termination.

Under his employment agreement, Mr. Sindelar will be deemed to be terminated without cause if he is terminated for any reason other than fraud, dishonesty or unauthorized use of any of our trade secrets or confidential information. Under his employment agreement, Mr. Conlon will be deemed to be terminated without cause if he is terminated for any reason other than fraud, felony conviction, dishonesty, incompetence, competition with us, illegal use of drugs, unauthorized use of any of our trade secrets or confidential information, or failure to properly perform the duties assigned to him. Under the employment agreements, the executive will be deemed to be disabled if he has been unable to perform his duties to the Company due to mental or physical incapacity for a period of six months or for any 100 working days out of a consecutive twelve month period. Each executive and his spouse will receive lifetime medical benefits, whether terminated with or without cause or due to the executive’s death or disability, subject to certain exemptions.

The employment agreements contain restrictive covenants, including a non-disclosure covenant. In addition, Mr. Conlon’s agreement contains a three year non-solicitation covenant and a non-compete covenant (i) of one year, in the event he is terminated for cause or voluntarily terminates his employment, or (ii) for the period he accepts severance payments, in the event he is terminated without cause or due to disability.

Senior Vice President and Chief Financial Officer

We entered into an amended and restated executive employment agreement with Mr. Sax in 2005. The employment agreement expires upon termination of the executive’s employment either by us or Mr. Sax. The agreement provides for annual base salary of not less than $360,000. Mr. Sax is also eligible for an AICP award of an amount determined by the Compensation Committee in accordance with our AICP and is eligible to receive an automobile allowance, lifetime medical benefits for himself and his spouse, subject to certain exceptions, and other benefits customarily accorded to our executives.

Under the employment agreement, if Mr. Sax is terminated without cause or if he terminates his employment due to death or disability, he (or his estate, heirs or beneficiary, as applicable) will be entitled to an amount equal to 65% of his then-current base salary, as well as continuation of his base salary, automobile allowance and certain benefits for 18 months.

Under his employment agreement, Mr. Sax will be deemed to be terminated without cause if he is terminated for any reason other than fraud, dishonesty or unauthorized use of any of our trade secrets or confidential information. He will be deemed to be disabled if he has been unable to perform his duties to the Company due to mental or physical incapacity for a period of six months or for any 100 working days out of a consecutive twelve month period. Mr. Sax and his spouse will receive lifetime medical benefits, whether terminated with or without cause or due to his death or disability, subject to certain exemptions.

Other Agreements

We entered into agreements with Mr. Barber (in 2000) and Mr. Kampf (in 2002). Under the agreements, if the executive is terminated without cause, and for Mr. Barber, if the executive terminates his employment due to death or disability, the executive (or his estate, heirs or beneficiary, as applicable) will be entitled to continuation of (i) his base salary and health insurances for a period of twelve months, (ii) a pro rata portion of any AICP award he is eligible to receive for the final calendar year of his employment, and (iii) for Mr. Barber only, continuation of his automobile allowance for a period of twelve months.

Under their agreements, each of Mr. Barber and Mr. Kampf will be deemed to be terminated without cause if he is terminated for any reason other than fraud, dishonesty, competition with us, unauthorized use of any of our trade secrets or confidential information, insubordination or failure to properly perform the duties assigned to him, in our reasonable judgment.

The employment arrangements of each of Mr. Barber and Mr. Kampf include a non-compete covenant of one year and a non-disclosure covenant. The potential payments under the agreements to each of Mr. Barber and Mr. Kampf are conditioned upon the executive executing a separation agreement acceptable to us which includes a release of claims against us and a covenant not to compete.

2010 Equity Incentive Plan

Our 2010 Equity Incentive Plan was approved by our stockholders in June 2010 and is administered by our Compensation Committee. The 2010 Equity Incentive Plan permits awards of stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation. The maximum number of Shares that may be issued pursuant to equity awards under the 2010 Equity Incentive Plan is 3,000,000 and no participant may receive awards for more than 1,000,000 Shares each year. Options granted under the 2010 Equity Incentive Plan are required to have an exercise price of not less than the fair market value of our Shares on the grant date. In the event of a change in control, the Compensation Committee has the discretion to accelerate the exercisability or vesting of the awards under the 2010 Equity Incentive Plan.

Under the 2010 Equity Incentive Plan, change in control is defined as:

•	any person becoming the beneficial owner of a majority of our Shares;

•	when a majority of our directors were not directors when the plan was enacted, or were not approved by a vote of at least two-thirds of the directors who were serving on the Board at the time the plan was enacted;

•	a reorganization, merger, or consolidation or sale or other disposition of substantially all of the assets of the Company, unless holders of our voting stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity; or

•	our stockholders approve a complete liquidation or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company (and such transaction is consummated) or a going private transaction which will result in the Shares no longer being publicly traded (and such transaction is consummated).

Under our outstanding stock option and restricted stock award agreements, the unvested portion of the stock option and restricted stock awards vest and become fully exercisable immediately prior to a change in control. Under the stock option award agreement, any such stock options will remain exercisable for 90 days after the change in control and will terminate and be forfeited thereafter. In addition, under the stock option award agreement, the stock options will vest on a pro rata basis of the ratio of the number of complete months of service divided by 36, if the option holder’s service to the Company terminates due to death or disability prior to the first anniversary of the date of grant. Under our outstanding restricted stock award agreement, the restricted stock that has not yet vested as of the employee’s termination will vest by calculating the product of (a) 0.083, (b) the total number of calendar quarter-ends that have passed starting from the date the award was made and ending on the date the employee was terminated and (c) the number of shares of restricted stock granted under the agreement, if the employee is involuntarily terminated.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2010, with respect to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
						Market
						Value of
	Number of Securities		Option	Option	Shares That	Shares that
	Underlying Unexercised Options (#)		Exercise	Expiration	Have Not	Have Not	Exercise	Expiration
Name	Exercisable	Unexercisable (1)	Price ($)	Date	Vested (#) (2)	Vested ($)	Price	Date

David M. Sindelar	29,276	—	150.99	1/31/2013	—	—	—	—
	5,855	—	150.99	8/17/2014	—	—	—	—
	—	239,945	21.88	5/11/2017	—	—	—	—
	—	—	—	—	63,985	1,288,658	—	N/A
Timothy L. Conlon	27,603	—	150.99	1/31/2013	—	—	—	—
	5,855	—	150.99	8/17/2014	—	—	—	—
	—	114,260	21.88	5/11/2017	—	—	—	—
	—	—	—	—	45,704	920,479	—	N/A
Gerald G. Sax	5,018	—	150.99	1/31/2013	—	—	—	—
	1,254	—	150.99	8/17/2014	—	—	—	—
	10,455	—	150.99	8/08/2015	—	—	—	—
	—	85,695	21.88	5/11/2017	—	—	—	—
	—	—	—	—	34,278	690,359	—	N/A
Brian W. Barber	2,509	—	150.99	1/31/2013	—	—	—	—
	4,182	—	150.99	2/6/2017	—	—	—	—
	3,345	—	150.99	11/1/2017	—	—	—	—
	—	42,847	21.88	5/11/2017	—	—	—	—
	—	—	—	—	17,139	345,179	—	N/A
Richard B. Kampf	2,509	—	150.99	1/31/2013	—	—	—	—
	4,182	—	150.99	2/6/2017	—	—	—	—
	3,345	—	150.99	11/1/2017	—	—	—	—
	—	42,847	21.88	5/11/2017	—	—	—	—
	—	—	—	—	17,139	345,179	—	N/A

(1)	All outstanding options vest one-third on the first anniversary of the grant date and the remaining two-thirds vests in eight equal, quarterly installments thereafter.

(2)	All outstanding shares of restricted stock vest on the third anniversary of the grant date.

Options Exercised and Stock Vested

None of our named executive officers exercised any stock options and no shares of restricted stock vested during 2010.

Pension Benefits

None of our named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits.

Nonqualified Deferred Compensation

We do not have any nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

The following table quantifies potential compensation that would become payable to each of our named executive officers under employment and equity award agreements and Company plans and policies (as in effect on December 31, 2010) if their employment had terminated or a change in control event had occurred on December 31, 2010, using the executive officer’s 2010 base salary and the closing price of our common stock on December 31, 2010, and assuming a 100% payout under our AICP for 2010. For additional information regarding (i) the circumstances in which our executive officers would be entitled to severance compensation, see “Executive Compensation—Employment Agreements” and (ii) the acceleration of vesting of equity awards, see “Executive Compensation—Equity Incentive Plans.” Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination or change in control event occurs, the base salary of an executive on the date of termination of employment or change in control and the price of our common stock when the termination or change in control event occurs.

	Cash	Acceleration of	Benefits and
	Severance	Equity Awards	Perquisites	Total

David M. Sindelar
Voluntary Termination	$—	$—	$—	$—	(1)
Termination For Cause	—	320,876	—	320,876	(1)
Termination Without Cause	2,760,000	320,876	85,449	3,166,325	(1)
Death or Disability	2,760,000	320,876	85,449	3,166,325	(1)
Change in Control	N/A	1,288,658	N/A	1,288,658
Timothy L. Conlon
Voluntary Termination	$—	$—	$—	$—	(1)
Termination For Cause	—	229,199	—	229,199	(1)
Termination Without Cause	825,000	229,199	86,189	1,140,388	(1)
Death or Disability	825,000	229,199	86,189	1,140,388	(1)
Change in Control	N/A	920,479	N/A	920,479
Gerald G. Sax
Voluntary Termination	$—	$—	$—	$—	(1)
Termination For Cause	—	171,899	—	171,899	(1)
Termination Without Cause	891,000	171,899	42,807	1,105,706	(1)
Death or Disability	891,000	171,899	42,807	1,105,706	(1)
Change in Control	N/A	690,359	N/A	690,359
Brian W. Barber
Voluntary Termination	$—	$—	$—	$—
Termination With Cause	—	85,950	—	85,950
Termination Without Cause	507,705	85,950	25,669	619,324
Death or Disability	507,705	85,950	25,669	619,324
Change in Control	N/A	345,179	N/A	345,179
Richard B. Kampf
Voluntary Termination	$—	$—	$—	$—
Termination With Cause	—	85,950	—	85,950
Termination Without Cause	507,540	85,950	13,812	607,302
Death or Disability	—	—	—	—
Change in Control	N/A	345,179	N/A	345,179

(1)	Plus lifetime medical benefits.

DIRECTOR COMPENSATION

Effective April 1, 2010, the Company began paying director fees based on the following rates: the Chairman of the Board receives an annual fee of $120,000; directors (other than the Chairman) who are not executive officers receive an annual fee of $60,000; each Audit Committee, Compensation Committee and Nominating and Governance Committee member receives an additional annual fee of $15,000, $12,500 and $10,000, respectively; and the chairman of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee receives an additional fee of $15,000, $12,500 and $10,000, respectively. Prior to April 1, 2010, the Company paid director fees based on the following rates: the Chairman of the Board received an annual fee of $130,000; directors (other than the Chairman) who were not executive officers received an annual fee of $35,000; each Audit Committee and Compensation Committee member received an additional annual fee of $12,000; and the Chairman of the Audit Committee and Compensation Committee each received an additional annual fee of $7,000. In addition, Directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board and its committees.

In 2010, the Company granted the Chairman of the Board 14,839 shares of restricted stock, and granted each non-employee director (other than the Chairman) 6,856 shares of restricted stock.

The following table provides compensation information for our non-employee directors in 2010.

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2010

	Fees Earned or	Stock
Name	Paid in Cash	Awards (1)	Total

Michael D. Burger (2) (3)	$45,000	$113,947	$158,947
Robert F. Cummings, Jr. (2)	73,625	113,947	187,572
Kirby A. Dyess (2) (3)	61,875	113,947	175,822
Peter Frank (2) (4)	30,000	113,947	143,947
Jack D. Furst (2)	53,750	113,947	167,697
Diane H. Gulyas (5)	—	—	—
Edward Herring (2)	56,750	113,947	170,697
William C. McCormick (2) (3)	63,750	113,947	177,697
Richard A. McGinn (2)	99,000	113,947	212,947
John K. Pruellage (6)	—	—	—
Philip Raygorodetsky (7)	26,750	—	26,750
Christopher J. Steffen (2)	164,125	263,947	428,072
Richard W. Vieser (2) (8)	81,000	113,947	194,947

(1)	At market close on June 23, 2010, each non-employee director was granted 6,856 shares of restricted stock. The grant date fair value of each award, calculated in accordance with ASC Topic 718, was $113,947. At market close on November 9, 2010, Mr. Steffen was granted 7,983 shares of restricted stock, with a grant date fair value of $150,000, as calculated in accordance with ASC Topic 718. See note 15 to the consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2010, for a description of the assumptions used in determining the accounting expense associated with these awards.

(2)	As of December 31, 2010, each then-current director, except for Mr. Steffen, had 6,856 shares of restricted stock outstanding and Mr. McGinn had 4,600 shares underlying stock option awards outstanding. As of December 31, 2010, Mr. Steffen had 14,839 shares of restricted stock and 8,782 shares underlying option awards outstanding.

(3)	Messrs. Burger and McCormick and Ms. Dyess each became a member of the Board on February 16, 2010.

(4)	Mr. Frank became a member of the Board on April 15, 2010.

(5)	Ms. Gulyas resigned from the Board on February 16, 2010.

(6)	Mr. Pruellage became a member of the Board on February 14, 2011.

(7)	Mr. Raygorodetsky resigned from the Board on April 15, 2010.

(8)	Mr. Vieser passed away in October 2010. Upon his death, 1,138 Shares vested and 5,718 Shares were forfeited.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two equity compensation plans for the benefit of our employees and directors: the 2003 Equity Compensation Plan and the 2010 Equity Compensation Plan. Both plans were approved by our stockholders. The following table sets forth certain information as of December 31, 2010.

Equity Compensation Plan Information
Number of
	Number of		Securities
	Securities to	Weighted-	Available for
	be Issued	Average	Future
Plan Category	Upon Exercise	Exercise Price	Issuance

Equity compensation plans approved by stockholders	1,194,640	$43.13	1,778,642	(1)

Equity compensation plans not approved by stockholders	—	$—	—

(1)	Includes 1,744,836 shares available for issuance under the 2010 Equity Compensation Plan and 33,806 shares available for issuance under the 2003 Equity Compensation Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Shares as of March 4, 2011 by:

•	each beneficial owner of more than five percent of the Company’s Shares;

•	each member of the Board and each of our named executive officers; and

•	all members of the Board and executive officers as a group.

Beneficial ownership is determined under rules of the SEC and generally includes any Shares over which a person exercises sole or shared voting or investment power. The table also includes the number of Shares underlying options that will be exercisable within 60 days of the date of this proxy statement. Unless otherwise indicated and subject to community property laws where applicable, the Company believes that each of the stockholders named in the following table has sole voting and investment power with respect to the Shares beneficially owned.

The information in the following table regarding beneficial ownership of Shares held by entities known by the Company to beneficially own 5% or more of the Company’s Shares is included in reliance on a report filed by each entity with the SEC, except that the percentage is based on the Company’s calculations made in reliance on the number of Shares reported to be beneficially owned by the entity in such report and the number of Shares outstanding on March 4, 2011.

	Shares of Common
	Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage

VG Holdings, LLC (1)	15,562,558	76.3
c/o Viasystems Group, Inc.
101 S. Hanley Rd
St. Louis, MO 63105
FMR LLC (2)	1,412,734	6.9
82 Devonshire Street
Boston, Massachusetts 02109
Brian W. Barber (3)(4)	40,669	*
Michael D. Burger (3)	23,021	*
Timothy L. Conlon (3)(4)(5)	109,829	*
Robert F. Cummings, Jr. (3)	6,856	*
Kirby A. Dyess (3)(6)	8,438	*
Peter Frank(1)(3)	15,569,414	76.4
Jack D. Furst (1)(3)	15,569,414	76.4
Edward Herring (1)(3)	15,569,414	76.4
Richard B. Kampf (3)(4)	40,669	*
William C. McCormick (3)	11,863	*
Richard A. McGinn (3)(4)	11,456	*
John K. Pruellage (3)(7)	22,129	*
Gerald G. Sax (3)(4)	69,405	*
David M. Sindelar (3)(4)(8)	168,451	*
Christopher J. Steffen (3)(4)	23,621	*
All executive officers and directors as a group (15 persons)	17,532,267	85.5

*	Represents beneficial ownership of less than 1.0% of the outstanding Shares.

(1)	According to a Schedule 13G filed by VG Holdings, VG Holdings is the record holder of 15,562,558 Shares. Pursuant to the terms of the Limited Liability Company Agreement of VG Holdings, each of the members of VG Holdings may be deemed to have shared voting power and investment power with respect to the Shares owned by VG Holdings. The members of VG Holdings are affiliates of HM Capital, affiliates of GSC and TCW Shared Opportunities Fund III, L.P. Certain members of VG Holdings have disclaimed beneficial ownership of any of the Shares held by VG Holdings that may be beneficially owned by any other member, except to the extent of its pecuniary interest therein.

Messrs. Frank and Herring each serve on the board of managers of VG Holdings and Mr. Furst holds a direct or indirect interest in HM Capital. As a result, Messrs. Frank, Furst and Herring may be deemed to have shared voting power and investment power with respect to the Shares owned by VG Holdings. Messrs. Frank, Furst and Herring each disclaim beneficial ownership of Shares owned by VG Holdings, except to the extent of his pecuniary interest therein.

(2)	According to a Schedule 13G filed by FMR LLC (“FMR”), FMR, in its capacity as the parent of Fidelity Management & Research Company, an investment advisor, and FIL Limited, a qualified institution, has shared voting power and shared dispositive power with respect to 1,412,734 Shares.

(3)	Includes shares of restricted stock for which the executive officer or director has sole voting power, but no dispositive power, as follows: Mr. Barber (30,633 Shares), Mr. Burger (6,856 Shares), Mr. Conlon (76,371 Shares), Mr. Cummings (6,856 Shares), Ms. Dyess (6,856 Shares), Mr. Frank (6,856 Shares), Mr. Furst (6,856 Shares), Mr. Herring (6,856 Shares), Mr. Kampf (30,633 Shares), Mr. McCormick (6,856 Shares), Mr. McGinn (6,856 Shares), Mr. Pruellege (7,129 Shares), Mr. Sax (52,678 Shares), Mr. Sindelar (125,320 Shares) and Mr. Steffen (14,839 Shares).

(4)	Includes Shares that may be acquired pursuant to stock options exercisable within 60 days, as follows: Mr. Barber (10,036 Shares), Mr. Conlon (33,458 Shares), Mr. Kampf (10,036 Shares), Mr. McGinn (4,600 Shares), Mr. Sax (16,727 Shares), Mr. Sindelar (35,131 Shares) and Mr. Steffen (8,782 Shares).

(5)	Includes 16,729 Shares that may be acquired pursuant to stock options exercisable within 60 days and are held by the Conlon Family Limited Partnership (the “Partnership”). Mr. Conlon and his wife are the general partners of the Partnership and, by virtue of this relationship, Mr. Conlon may be deemed to have shared voting and dispositive power over the Shares issuable upon the exercise of the options held by the Partnership. Mr. Conlon disclaims beneficial ownership of the Shares issuable upon the exercise of the options held by the Partnership, except to the extent of his pecuniary interest therein.

(6)	Includes 1,119 Shares held in trust for Ms. Dyess and her family. Ms. Dyess is a trustee of the trust and is therefore deemed to have sole voting and dispositive power over the Shares.

(7)	Includes 15,000 Shares held indirectly through 401(k) and profit sharing plans.

(8)	Includes 4,000 Shares held in trust for James G. Sindelar and 4,000 Shares held in trust for Lauren L. Sindelar. Mr. Sindelar is the trustee of both trusts and is therefore deemed to have sole voting and dispositive power over the Shares.

RELATED PERSONS TRANSACTIONS AND CERTAIN RELATIONSHIPS

Monitoring and Oversight Agreement

We entered into a ten-year monitoring and oversight agreement with Hicks, Muse & Co. Partners, L.P. (“Hicks, Muse & Co.”), an affiliate of HM Capital, in 2003. On February 11, 2010, the monitoring and oversight agreement was terminated in consideration for the payment by the Company of a cash termination fee of $4,441,000. Our expense related to the monitoring and oversight agreement was $4,441,000, $1,159,000 and $1,500,000 for 2010, 2009 and 2008, respectively. The Company made cash payments of $5,600,000, $1,500,000 and $1,500,000 to Hicks, Muse & Co. related to these expenses during 2010, 2009 and 2008, respectively.

Stockholder Agreement

In February 2010, we entered into a Stockholder Agreement with VG Holdings, our largest stockholder. VG Holdings was formed by affiliates of HM Capital, affiliates of GSC and TCW Shared Opportunities Fund III, L.P. Under the terms of the Stockholder Agreement, VG Holdings has the right to designate up to five, subject to certain reductions, of twelve directors to serve on the Board. The current Board designees of VG Holdings are Messrs. Cummings, Frank, Furst, Herring and Steffen.

The Stockholder Agreement also provides VG Holdings with certain registration rights related to its Shares. These registration rights include, subject to certain conditions, the right to (i) request registration of its Shares up to three times, (ii) “piggyback” on any registration statement that the Company files, and (iii) request registration of its Shares up to twice a year, if the Company is eligible to file a registration statement on Form S-3.

The Stockholder Agreement terminates in February 2020.

Related Person Transaction Policy

We have adopted a Related Person Transaction Policy for review and approval or ratification by the Audit Committee of transactions in which we participate and a “related person” has a material direct or indirect interest. A “related person” means: each director and executive officer of Viasystems; any director nominee; any greater than five percent stockholder; any immediate family member of any of the foregoing; and any company or another entity that employs or is controlled by any of them, or in which any of them have a material ownership or financial interest.

Generally under the Related Person Transaction Policy, any director, executive officer or nominee who intends to enter into a related person transaction, and any employee of Viasystems who intends to cause Viasystems to enter into a related person transaction, is required to disclose all material facts regarding the proposed transaction to the Audit Committee.

The transaction will be reviewed by the Audit Committee and, in its discretion, approved or ratified. In connection with approving or ratifying a transaction, the Audit Committee considers, in light of the relevant facts and circumstances, whether the transaction is in, or not inconsistent with, the best interests of the Company. Thus, it may consider many factors, such as the relationship of the related person with Viasystems, the materiality or significance of the transaction to Viasystems and the related person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to Viasystems on an arm’s-length basis and the impact of the transaction on our business and operations. The Related Person Transaction Policy is available on our website at www.viasystems.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s directors and executive officers and persons who own more than ten percent of the outstanding Shares file with the SEC (and provide a copy to the Company) certain reports relating to their ownership of Shares.

To the Company’s knowledge, all Section 16(a) filing requirements were met on a timely basis during 2010, except that (i) due to an inadvertent administrative error at our Company in obtaining the relevant filing codes, a Form 3 for Joseph S. Catanzaro, which was due on February 16, 2010, was not filed until February 17, 2010 and (ii) a Form 3 for TCW, which was due on February 16, 2010, was not filed until February 17, 2010.

AUDIT COMMITTEE REPORT

The Audit Committee, which is comprised entirely of “independent” directors, as determined by the Board in accordance with the NASDAQ listing requirements and applicable federal securities laws, serves as an independent and objective party to assist the Board in fulfilling its oversight responsibilities including overseeing (i) the integrity of our financial statements, (ii) our compliance with legal, ethical and regulatory requirements, (iii) the independence, qualifications, engagement, compensation and performance of our independent registered public accounting firm, (iv) the performance of our internal audit function, (v) our systems of internal control over financial reporting, (vi) risk management and (vii) application of our related person transaction policy.

The Company’s independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements of the Company and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion (pursuant to Section 404 of the Sarbanes-Oxley Act of 2002) on the effectiveness of internal control over financial reporting.

The members of the Audit Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the Company’s registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

In the first quarter of 2011, the Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2010 with management and the independent registered public accounting firm, Ernst & Young. The Audit Committee also discussed with the independent registered public accounting firm matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young to the Audit Committee, pursuant to the Statement on Auditing Standards No. 61 Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Audit Committee
Christopher J. Steffen (Interim Chairman)
William C. McCormick
Richard A. McGinn

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed and is requesting ratification by stockholders of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2011. While not required by law, the Board is asking the stockholders to ratify the selection of Ernst & Young as a matter of good corporate practice. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

The aggregate amounts paid by the Company for the fiscal years ended December 31, 2010 and 2009 to the Company’s principal accounting firm, Ernst & Young, are as follows (in thousands):

	2010	2009

Audit Fees (1)	$2,073	$1,631
Audit-Related Fees (2)	3	267
Tax Fees (3)	121	45
All Other Fees (4)	—	1

Total	$2,197	$1,944

(1)	Audit fees include the fees paid for the annual audit, the review of quarterly financial statements and assistance with regulatory and statutory filings, the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects and for the attestation of management’s report on the effectiveness of internal control over financial reporting.

(2)	Audit-related fees include fees reasonably related to the performance of the annual audit or the review of the quarterly financial statements not reported in category (1). In 2010, these fees included the annual audit of an employee benefit plan; and in 2009, these fees included fees for the annual audit of an employee benefit plan and fees for due diligence services related to our acquisition of Merix Corporation.

(3)	Tax fees include fees for tax compliance, tax advice and tax planning.

(4)	All other fees include all fees billed for products and services provided by Ernst & Young, other than the services reported in categories (1), (2) and (3).

Pre-Approval Policy

The Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent auditor in order to assure that the provision of these services does not impair the auditor’s independence.

All audit services, audit-related services, tax services and other services provided by Ernst & Young were pre-approved by the Audit Committee, which concluded that the provision of these services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee charter provides for pre-approval of any audit or non-audit services provided to us by our independent registered public accounting firm. The Audit Committee has the sole authority to approve (i) the hiring and firing of the independent registered public accounting firm, (ii) all audit engagement fees and terms and (iii) all non-audit engagements with the independent auditors.

Required Vote

Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2011 requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote who are present in person or by proxy at the Annual Meeting. If the ratification of the appointment of Ernst & Young does not receive the requisite number of votes, the Audit Committee will reconsider its appointment.

Recommendation of the Board

The Board unanimously recommends a vote FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2011.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Viasystems is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act to seek an advisory vote from its stockholders to approve the compensation paid to its named executive officers as disclosed in this proxy statement.

We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our stockholders. This advisory stockholder vote, commonly known as “say-on-pay,” gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program by voting for or against the following resolution.

“RESOLVED, that the stockholders approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, the Compensation Discussion and Analysis, compensation tables, narrative discussion, and any related material disclosed in this proxy statement.”

Because your vote is advisory, it will not be binding on the Company or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

Required Vote

The affirmative vote of the holders of a majority of the outstanding Shares entitled to vote who are present in person or by proxy at the Annual Meeting is required to adopt the resolution providing an affirmative advisory vote on the Company’s executive compensation program.

Recommendation of the Board

The Board unanimously recommends an advisory vote FOR the approval of our executive compensation.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF FUTURE EXECUTIVE
COMPENSATION VOTES

Viasystems is required by the Dodd-Frank Act and Section 14A of the Exchange Act to seek an advisory vote from its stockholders as to how often the Company should include a proposal regarding executive compensation, similar to Proposal 3, in its annual proxy statement. Stockholders may vote for the proposal to be included in our proxy statement every one, two or three years or may abstain from voting.

The Board recommends that a “say-on-pay” stockholder advisory vote, similar to Proposal 3, be included in the Company’s proxy statement every three years. The Board believes that a “say-on-pay” vote every three years will allow stockholders to better evaluate our compensation program in relation to our long-term performance. The triennial approach will also provide the Company with time to thoughtfully consider the results of the “say on pay” vote, to respond to stockholder sentiments and to implement changes. In addition, unlike a vote every one or two years, the Board believes a vote every three years will allow stockholders sufficient time to evaluate the effectiveness of our short-term and long-term compensation strategies and related business outcomes.

You may cast your vote on your preferred voting frequency by choosing the option of every one year, every two years, every three years or abstaining from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, every two years or every three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, the Compensation Discussion and Analysis, compensation tables, narrative discussion, and any related material disclosed in this proxy statement.”

Because your vote is advisory, it will not be binding on the Company or the Board. However, the Compensation Committee and the Board will consider the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Required Vote

The advisory vote on frequency of a say-on-pay vote will be based on a plurality of votes cast at the Annual Meeting. This vote is required pursuant to Section 14A of the Securities Exchange Act of 1934 at least once every six years. Because this vote is advisory, it will not be binding on the Company or the Board and the Board may decide that it is in the best interests of stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by stockholders.

Recommendation of the Board

The Board unanimously recommends that an advisory vote on executive compensation be held EVERY 3 YEARS.

OTHER MATTERS

The Board is not aware of any matters not referred to in this proxy statement that will be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the Shares represented thereby in accordance with their discretion.

SOLICITATION COSTS

The Company will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing. The solicitation is being made by mail and may also be made by telephone or in person using the services of a number of officers and employees of the Company at nominal cost. No special compensation will be paid to our officers or employees for the solicitation of proxies. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy materials to beneficial owners of Shares.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

If you want to make a proposal for consideration at next year’s annual meeting of stockholders (the “2012 Annual Meeting”) and have it included in the Company’s proxy materials, the Company must receive your proposal by November 19, 2011 and the proposal must comply with the rules of the SEC.

If you want to make a proposal or nominate a director for consideration at the 2012 Annual Meeting without having the proposal included in the Company’s proxy materials, the Secretary of the Company must receive notice of your proposal (the “Notice of Proposal”), no earlier than January 4, 2012 (120 days prior to the first anniversary of the date of the Annual Meeting) and no later than February 3, 2012 (90 days prior to the first anniversary of the date of the Annual Meeting), with certain exceptions if the date of the 2012 Annual Meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary of the Annual Meeting. For a stockholder’s proposal to be considered at the 2012 Annual Meeting, such stockholder must be a stockholder of record of the Company at the time the Notice of Proposal is delivered to the Secretary and at the time of the 2012 Annual Meeting, must be entitled to vote at the 2012 Annual Meeting and must comply with the notice procedures set forth in the Bylaws.

If the Company does not receive your proposal or nomination by the appropriate deadline, then it may not be brought before the 2012 Annual Meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future. You should address your proposals or nominations to Corporate Secretary, Viasystems Group, Inc., 101 South Hanley Road, St. Louis, Missouri 63105.

By Order of the Board
VIASYSTEMS GROUP, INC.

Daniel J. Weber
Secretary

March 7, 2011

GENERAL DIRECTIONS TO
THE ANNUAL MEETING

From Lambert St. Louis Airport:  Take Interstate 70 East to Interstate 170 South and exit at Forest Park Parkway. Travel 0.5 miles on Forest Park Parkway and then use Central exit. At the foot of the ramp continue straight and then make the second right onto Carondelet Avenue. At the first stop light, Carondelet Avenue becomes Carondelet Plaza. Continue straight onto Carondelet Plaza. The hotel is one block ahead around the circle drive.

From the west:  Take Interstate 64 East to Interstate 170 North. Take the first exit onto Forest Park Parkway. Travel 0.5 miles on Forest Park Parkway and then use Central exit. At the foot of the ramp continue straight and then make the second right onto Carondelet Avenue. At the first stop light, Carondelet Avenue becomes Carondelet Plaza. Continue straight onto Carondelet Plaza. The hotel is one block ahead around the circle drive.

From the east:  Take Interstate 64 west to Hanley Road. Take a right onto Hanley and continue approximately 1 mile to Carondelet Plaza. Turn right. The hotel is one block ahead around the circle drive.

The Ritz-Carlton, St. Louis
100 Carondelet Plaza
St. Louis, Missouri 63105
http://www.ritzcarlton.com/en/Properties/StLouis/Default.htm

Hotel phone number: (314) 863-6300

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:          ☒
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors Nominees	☐	☐	☐

01 Michael D. Burger	02 Timothy L. Conlon	03 Robert F. Cummings, Jr.	04 Kirby A. Dyess	05 Peter Frank
06 Jack D. Furst	07 Edward Herring	08 William C. McCormick	09 Richard A. McGinn	10 John K. Pruellage
11 David M. Sindelar	12 Christopher J. Steffen

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2. Ratification of the appointment of Ernst & Young LLP as Viasystems Group, Inc.’s independent registered public accounting firm for 2011.		☐	☐	☐

3. Approval of the compensation paid to Viasystems Group, Inc.’s named executive officers (advisory vote).		☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:	1 year	2 years	3 years	Abstain

4. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

NOTE: 401K plan participants must vote by 11:59 p.m. EDT, Thursday April 28, 2011 in order for their votes to be counted.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date	SHARES CUSIP # SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10-K for the fiscal year ending December 31, 2010, Notice & Proxy Statement is/are available at www.proxyvote.com .

VIASYSTEMS GROUP, INC. Annual Meeting of Stockholders May 3, 2011 7:30 AM This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) David M. Sindelar and Gerald G. Sax or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of VIASYSTEMS GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 7:30 AM, CDT on May 3, 2011, at the Ritz-Carlton, St. Louis, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side